FOR IMMEDIATE RELEASE

New York REIT Engages Financial Advisors

Barclays and RCS Capital to Assist in Evaluating Strategic Options

New York, New York, October 7, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today that it has engaged Barclays Capital Inc. and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, as financial advisors to assist the board of NYRT in evaluating strategic options to enhance long-term shareholder value. Earlier this year, Barclays and RCS Capital acted as financial advisors to NYRT in connection with its successful listing on the New York Stock Exchange.

“It should come as no surprise that management and the board of directors are disappointed and believe that the market is undervaluing our shares,” offered Michael Happel, President of the Company. “In light of the inquiries we have received involving potential strategic opportunities, our board felt strongly that we should engage financial advisors to provide fully-informed, objective advice to assist management in assessing all of our options,” continued Happel.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Michael A. Happel, President	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.	New York REIT, Inc.
tdefazio@ddcworks.com	mhappel@nyrt.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500	(212) 415-6500

Andrew G. Backman, Managing Director Investor Relations / Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135